UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2008

KBS REAL ESTATE INVESTMENT TRUST II, INC.

(Exact name of registrant specified in its charter)

Maryland	333-146341	26-0658752
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Purchase and Sale Agreement

On July 11, 2008, KBS Real Estate Investment Trust II, Inc. (the “Company”), through an indirect wholly owned subsidiary, entered into an agreement with Mountainview Realty Holding Company to purchase a four-story office building containing 134,980 rentable square feet (“Mountain View Corporate Center”) as one of its initial investments. Pursuant to the purchase and sale agreement, the Company would be obligated to purchase the property only after satisfactory completion of agreed upon closing conditions. The seller is not affiliated with the Company or KBS Capital Advisors LLC, the Company’s external advisor.

The purchase price of Mountain View Corporate Center is approximately $30.0 million plus closing costs. The Company would fund the purchase of Mountain View Corporate Center with proceeds from a loan from an unaffiliated lender and with proceeds from its ongoing initial public offering. The Company is currently negotiating the terms of the loan.

Mountain View Corporate Center is located at 120 Mountain View Boulevard in Basking Ridge, New Jersey on an approximate 21.44-acre parcel of land of which approximately 13.46 acres are designated as conservation land that is not available for commercial use. Mountain View Corporate Center was built in 2001 and is currently approximately 96% leased to three tenants: Barnes & Noble College Bookstores, Inc. (55%), Carroll McNulty & Kull LLC (28%), and Wells Fargo Bank (13%).

There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, the Company may forfeit $2.5 million of earnest money.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated: July 16, 2008	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr. Chief Executive Officer